Joint Venture Agreement

Between:                                      eBet Limited

                  (ACN 056 210 774)
                  Level 4, 500 Pacific Highway
                  St Leonards  NSW  2065
                  Australia; and

                  TrackPower, Inc

                  580 Granite Court
                  Pickering Ontario L1W3Z4
                  Canada; and

                  Penn National Gaming, Inc

                  825 Berkshire Boulevard
                  Wyomissing Pennsylvania 19610
                  USA

1.   Background:

     1.1 eBet Limited ("eBet") and certain of its subsidiaries ("eBet Group") develop, operate and market interactive gaming & wagering systems ("eBet System") to facilitate, among other things, the online distribution of race wagering products and services via the Internet and other distribution networks ("eBet Race Wagering Business"). For the avoidance of doubt eBet group does not include eBet subsidiaries not involved in development, operation and marketing of interactive gaming and wagering systems.

     1.2 eBet Group holds copyright, title and proprietary rights to the eBet System and its interfaces to various gaming & wagering systems.

     1.3 eBet Group is a party to a contract with New Zealand TAB ("NZ TAB Contract") to distribute the NZ TAB's pari-mutuel race betting and fixed-odds sports betting products on an agency basis.

     1.4 eBet Group owns various Internet domain names including, among others, eBetRacing.com and eBet USA.com ("eBet Racing Domains").

     1.5 eBet Group is in negotiations with various international race betting operators to provide various services and/or act as an agent on their behalf ("eBet Race Negotiations")

     1.6 eBet Group is a party to a license agreement with Penn National Gaming, Inc ("Penn") to establish an operating entity to be known as eBet USA Inc ("eBetUSA Contract") to offer Internet wagering on racing events hubbed by Penn.

1.7 TrackPower, Inc ("TrackPower") is a NASDAQ OTCBB ("OTCBB") listed company that, among other things, operates a satellite broadcast business, which broadcasts horseracing to subscribers of the US-based Dish Network ("Dish") ("TrackPower Business").
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1.8      TrackPower  is a party to various  contracts  ("TrackPower  Contracts")
         with  racetracks,   broadcasters,   technology  developers,   satellite
         operators and Penn which facilitate the operation of the TrackPower Business.

1.9 TrackPower owns various Internet domain names including, among others, TrackPower.com ("TrackPower Domains").

     1.10 Penn holds a license ("Wagering License") to operate, among other things, telephone wagering services whereby it facilitates the placing of wagers by customers ("Penn Customers") via the telephone ("Penn Phone Wagering Business").

2.   Establishment of TrackPower Joint Venture

     2.1 eBet Group, TrackPower and Penn ("The Parties") intend to consolidate the TrackPower Business, the management and operation of the Penn Phone Wagering Business, the eBetUSA Contract, the NZ TAB Contract in part and the eBet Race Wagering Business ("Consolidation").

     2.2 To facilitate Consolidation, by way of the issue of its shares and warrants, TrackPower will acquire various assets, interests, contracts and licenses from eBet Group and Penn. Specifically, TrackPower will acquire, directly or indirectly, subject to the provisions of this Agreement and on an on-going basis relevant regulatory, horsemen and shareholder approvals ("Approvals"):

           2.2.1  From eBet Group:

         a) Subject to any necessary shareholder approvals, an exclusive, perpetual worldwide license to operate the eBet System for pari-mutuel race wagering applications and on a non-exclusive basis, fixed odds race wagering applications ("eBet System License"); and

         b) subject to the approval of NZ TAB, all rights and obligations of the NZ TAB contract with respect to race wagering; and

         c)   the eBet Race Wagering Business and eBet Racing Domains; and

         d)   rights  and   obligations   in  other   contracts  and  eBet  Race
              Negotiations necessary and relevant to the operation of the eBet Race Wagering Business,

      in consideration of the issue of 18,000,000 fully paid common shares in the capital of TrackPower, and 5,000,000 warrants to acquire shares in the capital of TrackPower at an exercise price of US$1.00 per share exercisable at any time for a period of two years from the date of this Agreement issued on terms, and with rights, no less favourable than any other TrackPower shares or warrants on issue at the time of this Agreement.

         eBet Group is not obliged to transfer to TrackPower:

         e) any interest in any fixed odds race wagering business conducted by eBet Group as principal using the eBet System; or

         f) any interest eBet Group has in any contract relating to any fixed odds race wagering or sports betting conducted by New Zealand TAB using the eBet System.

         g) for the avoidance of doubt the eBet System License is a perpetual license to use, develop and sub-license the source code necessary
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              to conduct the eBet Race  Wagering  Business  ("eBet Race Wagering
              System"). TrackPower acquires no right, title or interest in the intellectual property rights to the source code, object code or any other part of the technology necessary to conduct the eBet Race Wagering System except as provided for by this Agreement.

         2.2.2 From Penn:

         a) Subject to any on-going necessary horsemen or regulatory approvals, a worldwide, perpetual license and management contract ("Management Contract") to manage the Penn Phone Wagering Business, whereby TrackPower will assume the management, marketing and operation of all facets of the Penn Phone Wagering Business on an exclusive basis in accordance with the Wagering License, in consideration for the issue of 18,000,000 fully paid common shares in the capital of TrackPower; and 1,000,000 warrants to acquire shares in the capital of TrackPower at an exercise price of US$1.00, exercisable at any time for a period of one year from the date of this Agreement and issued on terms, and with rights, no less favourable than any other TrackPower shares or warrants on issue at the time of this Agreement.

b) For the avoidance of doubt, Penn must make available to TrackPower all information relating to the customers of and suppliers to Penn and its affiliates relating to the Penn Phone Wagering Business to enable TrackPower to manage all aspects of that business.
              TrackPower is entitled to all revenue and profits ("Revenues") derived from the conduct of that business.

         For the avoidance of doubt Revenues to TrackPower will be net of horsemen percentages, simulcast fees, taxes, and any source market fees or TrackPower will be obligated to pay such fees and taxes.

c) This Management Contract will be on terms customary for management of gaming operations. Penn must, at its own expense, provide to TrackPower all necessary equipment and facilities currently in place and necessary for the operation of the Penn Phone Wagering Business. TrackPower will meet all capital expenditure and working capital requirements in respect of the Penn Phone Wagering Business from the date of execution of the Long Form Agreements referred to below.

d) The Management Contract may be terminated by Penn if an insolvency event occurs with respect to TrackPower, TrackPower fails to operate in a manner so as to preserve licenses held by Penn to conduct the Penn Phone Wagering Business or otherwise fails to use its best efforts to promote and manage that business. In return for its appointment of TrackPower as manager, Penn will be entitled to a fee ("Account Wagering Fee") that will be:

              (i) the first US$150,000 per month of Revenues.

            For the avoidance of doubt, the maximum annual account wagering fee payable shall be US$1,800,000 per annum.

         2.2.3  TrackPower.

         For the avoidance of doubt TrackPower will retain and must preserve:

         a)   the TrackPower Business; and

         b) all rights and obligation in the TrackPower Contracts, including, but not limited to, those with Dish and Penn; and

         c) other such contracts and negotiations relevant to the operation of the TrackPower Business; and
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         d)   the TrackPower Domain Names.


     2.3 It is the intention of the Parties that the terms of this Agreement be reflected in long form agreements ("Long Form Agreements") which will set out the relationship between the Parties in greater detail. The Parties will negotiate in good faith to agree the terms of Long Form Agreements as soon as possible and in any event within 90 days of the date of this Agreement. However, until such Long Form Agreements are executed, this Agreement is legally binding on the Parties. If the Long Form Agreements are not executed within this timeframe or should all necessary shareholder, regulatory, Horsemen, contractual or other approvals not be gained within the same timeframe, unless otherwise agreed by the Parties, this Agreement terminates and each Party is released from all obligations under this agreement. Any such release is without prejudice to any rights a party may have against another in respect of any breach that occurs prior to termination. The confidentiality undertakings set out in
           Part 8 survive termination of this Term Sheet.

         2.3.1 The Parties must negotiate in good faith to settle the terms of the Long Form Agreements within 90 days of execution of this Agreement including, but not limited to providing access to due diligence material as customary in completion of transactions of the nature contemplated by this Agreement.

     2.4 Each Party must not and must ensure that none of its affiliates do not provide any information to a third party in relation to encouraging, soliciting, negotiating or otherwise being involved in any transaction that may in any way prejudice its ability to complete the transactions contemplated by this Agreement.

2.5 No Party may be involved in and must procure that its affiliates are not involved in any way (including without limitation, as shareholder, unit holder, principal, agent, manager, consultant, service provider or adviser) in any race wagering business similar to that conducted by TrackPower anywhere in the world from the date of completion of the transfers under Clause 2.2 until the date 2 years after that Party ceases to hold at least 10% of the issued share capital of TrackPower.

           This restriction does not restrict eBet Group from:

             a) conducting a fixed odds race wagering business as principal using the Bet System; or

             b) eBet Group  making the eBet System  available to the New Zealand
                TAB to enable it to conduct a fixed odds race wagering business under the NZ TAB Contract.

3.    TrackPower Management

     3.1 The board of directors of TrackPower ("TrackPower Board") will be comprised of initially six members("Initial Board") during the period between this Agreement and execution of the Long Form Agreement or ninety (90) days whichever occurs earlier, and when the New Board, referred to below, is constituted, seven members.

3.2 eBet Group and Penn will have the right to nominate a representative to the TrackPower Board and TrackPower must secure requisite resignations and/or approvals to facilitate this so as such appointments coincide with the execution of the Long Form Agreements.

3.2.1 Upon execution of the Long Form Agreements, unless otherwise agreed by eBet and Penn, all of the TrackPower Board other than John Simmonds, and the nominees of eBet and TrackPower referred to above, must tender their resignations for consideration by the remaining board members to facilitate the formation of a new TrackPower board ("New Board"), with the nominees to be agreed by the parties.
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3.2.2    Upon formation, the New Board will:

a)       elect a chairman by unanimous vote; and

b) the independent nominees will by unanimous vote elect a further independent director; and

c) determine the terms, conditions and timing of the Secondary Offering and NASDAQ Listing referred to below.

3.2.3    Until formation of the New Board TrackPower agrees not to:

a) issue any securities including, without limitation, options to acquire any shares in the capital of TrackPower; or

b)       pay any dividend or undertake any other distribution; or

c) dispose of any material asset or grant any security or other third party interest over any asset; or

d)       permit the amendment of the constituent documents of TrackPower; or

e)     proceed with the Secondary Offering or NASDAQ Listing, referred to below,

               without the written consent of eBet and Penn.


     3.3 The Parties will each nominate an executive management representative to the executive management team of TrackPower ("TrackPower Executive") with such nominations to be confirmed by the TrackPower Board and CEO. For the avoidance of doubt, Penn shall nominate a suitably qualified North American racing executive: the identity of each executive nominee must be approved by all the parties.

          3.3.1 The TrackPower Executive will be responsible for, among other things:

                  a) the development and coordination of the Long Form Agreements; and

                  b) the development and coordination of the Business Plan, referred to below in 5.3; and

                  c) the coordination and management of the Secondary Offering and NASDAQ listing; and

                  d) other such duties as are customary in the operation of a company such as TrackPower and as agreed between the Parties and/or as directed by the TrackPower Board .

          3.3.2 TrackPower will be headed by the TrackPower Chief Executive Officer ("CEO"), who shall report directly to the TrackPower Board.

          3.3.3   eBet  Group  shall   appoint  the  CEO  on  terms   reasonably
                  acceptable to the Parties. The identity of the CEO must be approved by all the Parties.

4.    Secondary Offering and NASDAQ Listing
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     4.1   It is the  intention  of the  Parties  to secure an  underwriting  or sponsorship agreement ("Underwriting Agreement") from an investment bank/s satisfactory to all Parties in preparation for a secondary offering of securities in TrackPower to raise capital ("Secondary Offering") and NASDAQ listing or listing on an alternative exchange, by way of application to the relevant exchange and/or regulatory bodies, to give effect to a transference of TrackPower's OTCBB listing..

     4.2 The Long Form Agreements to give effect to this Agreement, and without limitation, the parts of Clause 2 of this Agreement, shall be conditional upon the TrackPower Board [and, if necessary, TrackPower Shareholder,] passing any and all necessary resolutions to give effect to the Secondary Offering and NASDAQ listing on terms acceptable to the Parties.

     5.  Current Operations and Business Plan

5.1      Prior to execution of the Long Form Agreements the Parties:

a) will continue to operate their business activities, referred to in the parts of Clause 2 of this Agreement, using prudent business practices and their best endeavours to maximize growth opportunities and ensure compliance with contracts, regulations, and legislation relevant to those business activities; and

b) the current contractual arrangements between the Parties shall remain enforceable until the execution of the Long Form Agreements or upon termination of this Agreement if termination is in accordance with the terms of this Agreement.

     5.2 Each Party agrees that their respective employees are critical to the day to day operation of their businesses. Given this, the Parties agree to avoid any discussions concerning the hiring of the other's employees. Any contact or discussions concerning an offer of employment to the other Party's employee/s shall have the prior approval of an officer of that employee's employer.

     5.3 The Parties intend that TrackPower will be operated in accordance with a business plan ("Business Plan") that will address, among other things, corporate and business development, financing, operations, marketing, expenditure and revenue budgeting, compliance and staffing.

     5.4 The Parties will use their best endeavours to develop and agree to the terms of the Business Plan within 60 days of this Agreement. This Business Plan will form an exhibit to the Long Form Agreements representing the agreed Business Plan for TrackPower.

     6.  No Assignment

     6.1 The rights of the Parties under this Agreement may not be assigned or otherwise made available to any third party except as expressly provided for by this Agreement with the written consent of the other parties such to not be unreasonably withheld.

     7.  Representations and Warranties

     7.1 Each Party will grant the other customary representations and warranties. Without limitation, each Party represents and warrants to the other as follows:

a) it has the full power, right and authority to enter into this Agreement and to perform its obligations under this Agreement;

b) this Agreement has been duly authorized by all requisite corporate action and is a valid and legally binding obligation of that Party;
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

           c) it has no prior commitments, arrangements or agreements with any other person, entity or corporation which might interfere with or preclude it from carrying out its obligations;

           (d)    it is able to pay its debts as and when they fall due;

(e) it holds all necessary assets to perform its obligations in accordance with this Agreement;

           (f) the audited financial statements in respect of it which it has provided to the other Parties provide a true and fair view of its financial position as at the balance date referable to those accounts; and

           (g) other than as has been disclosed to another party or has been disclosed to the securities exchange on which its securities are traded, there has been no material adverse change in the financial circumstances of the Party since the balance date for the last financial statements referred to in Clause 7.1(f).

     8.  Confidential Information

     8.1 The Parties acknowledge all information relating to the other Parties and their respective businesses, including, without limitation, each others' business plans, operations, contracts, negotiations, and technology not in the public domain and all information in the public domain which has been made public by a Party in breach of this Part 8 ("Confidential Information") is confidential. Each Party will be required to make available such Confidential Information for, among other things, the development of the Business Plan and the due diligence enquiries of each of the other Parties.

     8.2 Each Party will use its best endeavours to ensure that Confidential Information is maintained in confidence. A Party need not comply with clause 8.2 to the extent that:

         (a)      disclosure is required by applicable law; or

           (b) disclosure is made to an employee, agent, consultant or adviser provided such disclosure is limited to disclosure required on a "need-to-know" basis and that third party undertakes to be bound by the confidentiality undertakings under this Part 8.

           8.2.1 Notwithstanding Clause 8.2 a), the parties must use their best endeavours to provide advance notice to the other parties as to any disclosure, and the form of such disclosure, required by applicable law prior to its release.

    8.3 Each recognizes that the other is obliged by the listing rules of the stock exchange on which its shares are traded ("Listing Rules") and other applicable law to disclose material information relevant to its business.

    8.4 If a Party is required by applicable law or the Listing Rules of the exchange on which its shares are quoted to disclose any Confidential Information, it must consult fully with the other Parties with respect to the form, content and timing of that disclosure. Any Party so required to disclose Confidential Information must in good faith have regard to the reasonable requests of the others regarding the form, content and timing of the release of that Confidential Information. In relation to the form, content and timing of that disclosure, however, the determination of the Party obliged to make disclosure will be final.

     9.  Governing Law
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9.1  This Term Sheet is  governed  by the laws of the State of  Wyoming,  United
     States of America and the Federal laws in force in that State.


Executed as an Agreement

Dated this...............6.....    Day of......March, 2000......................


Signed for and on behalf of:                        Signed for and on behalf of:

EBET LIMITED                                                     TRACKPOWER, INC
(ACN 056 210 774)

Signature /s/Keith R. Cullen                       Signature /s/John G. Simmonds



NAME:             Keith R. Cullen                      NAME: John G. Simmonds

POSITION:         Managing Director.............POSITION:...Chairman/CEO......



In the presence of:                        In the presence of:



Signature     ................              Signature


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Signed for and on behalf of:

PENN NATIONAL GAMING, INC

Signature       .../s/Joseph A. Lashinger

NAME:            Joseph A. Lashinger                       In the Presence of:

POSITION:     .Vice President/General Counsel..................................
                Signature                  .../s/Colleen A. Kline..............
                                     Witness

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